Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180650

Prospectus Supplement No. 7

(to prospectus dated May 2, 2012)

This Prospectus Supplement No. 7 supplements and amends the prospectus dated May 2, 2012, or the Original Prospectus, and the other Prospectus Supplements thereto, dated May 10, 2012, June 11, 2012, June 19, 2012, July 26, 2012, April 17, 2013 and December 4, 2013, which we refer to collectively as the Prospectus. The Prospectus relates to the sale of an aggregate of 20,819,468 shares of our common stock, $0.0001 par value per share, by the selling stockholders identified in the Original Prospectus, including their transferees, pledgees, donees or successors.

This Prospectus Supplement No. 7 should be read in conjunction with, and delivered with, the Original Prospectus, and is qualified by reference to the Original Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Original Prospectus.

We are filing this Prospectus Supplement No. 7 to reflect the transfer of warrants by Midsummer Small Cap Master, Ltd. The table appearing under the caption “Selling Security Holders” on page 14 of the Original Prospectus, as amended by Prospectus Supplement No. 5 and Prospectus Supplement No. 6, is hereby amended by (i) removing the entry for Midsummer Small Cap Master, Ltd., as well as the corresponding footnote, and (ii) amending the entry for Sabby Healthcare Volatility Master Fund, Ltd., as well as the corresponding footnote, as set forth below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and is based upon information provided by the selling stockholder named below. Based upon information provided by the selling stockholders named below, to our knowledge, none of the selling stockholders, nor any of their affiliates, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us (or our predecessors or affiliates) during the past three years.

Selling Stockholder	# of Shares Beneficially Owned Before Offering	# of Shares Offered	# of Shares Underlying Warrants Offered	# of Shares Beneficially Owned After Offering	% of Shares Beneficially Owned After Offering
Sabby Healthcare Volatility Master Fund, Ltd. (35)	770,184	0	345,184	425,000	1.2%

(35)	Consists of 770,184 shares issuable upon exercise of warrants. Sabby Management, LLC is the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. Sabby Management, LLC and Hal Mintz, in his capacity as manager of Sabby Management, LLC, may be deemed to have voting and investment power with respect to such shares. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

This investment involves risks. See “Risk Factors” on page 10 of the Original Prospectus, as updated by the supplements thereto and the additional documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 7 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is December 26, 2013.

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